Dynamic Healthcare Technologies, Inc.
SEC Form S-2
Exhibit 12

(Figures are in thousands except Ratio of Earnings to Fixed Charges.)


                                  Year Ended              Three months ended
                                  December 31                  March 31

                          1994      1993      1992        1995          1994


Ratio of Earnings to
 Fixed Charges

Pretax Earnings        $(3,698)    $ 246    $(2,118)    $ (443)     $  (204)
Fixed Charges             102        16        10          79            6

Earnings                (3,596)      262     (2,108)      (364)        (198)



Fixed Charges:
 Interest                 102        16        10          79            6



Deficiency             $ 3,698     $ n/a    $ 2,118     $  443      $   204



Ratio of Earnings
 to Fixed Charges          *       $16.09       *          *            *





*Earnings are inadequate to cover fixed charges

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